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                                                                    Exhibit 12.1

                                 OWENS CORNING

                          STATEMENT RE COMPUTATION OF
                    RATIO OF EARNINGS TO FIXED CHARGES AND
   RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                    (In millions, except ratio information)

                                                                          Year Ended December 31,
                                                               ----------------------------------------------
                                                                  1997     1996     1995     1994     1993
                                                                  ----     ----     ----     ----     ----
EARNINGS:
     Income (loss) from continuing operations
      before income taxes                                          89.5    (549.0)   348.3   132.7    146.3
     Interest expense                                             112.9      78.9     89.3    94.1     89.5
     Portion of rents representative of interest factor            40.9      28.7     21.2    17.8     14.0
     Previously capitalized interest amortized                      3.6       2.5      1.9     1.6      1.3
     Adjustments for minority interest &
      equity affiliate distributions                                4.1       3.0      2.0     5.3      6.6
                                                               ----------------------------------------------
                                                                  251.0    (435.9)   462.7   251.5    257.7
                                                               ==============================================

FIXED CHARGES:
     Interest charges                                             127.4      89.6     96.7    98.9     92.5
     Portion of rents representative of interest factor            40.9      28.7     21.2    17.8     14.0
     Preferred stock dividends for MIPS/Hybrid Securities          18.4      13.0      8.3     -        -
                                                               ----------------------------------------------
                                                                  186.7     131.3    126.2   116.7    106.5
                                                               ==============================================

RATIO OF EARNINGS TO FIXED CHARGES                                1.34x       -      3.67x   2.15x    2.42x
                                                               ==============================================
RATIO OF EARNINGS TO COMBINED FIXED
 CHARGES AND PREFERRED STOCK
 DIVIDENDS                                                        1.34x       -      3.67x   2.15x    2.42x
                                                               ==============================================
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